Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-            ) of our report dated on March 31st, 2006, except for the effects of the restatement described in Note 2 to the combined and consolidated financial statements as to which the date is December 18th, 2006, relating to the financial statements of Protego Asesores, S.A. de C.V., subsidiaries and Protego SI, S.C., which appears in the Current Report on Form 8-K dated on February 21st, 2007. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, S.C.

Mexico City, México

August 24, 2007